[LETTERHEAD OF TANNER+COMPANY]




We hereby consent to the incorporation by reference into the accompanying Registration Statement on Form S-8 of our report dated March 12, 2002, relating to the financial statements of Sanguine Corporation which appears in the Annual Report on Form 10-KSB of Sanguine Corporation for the year ended December 31, 2001.


/s/ Tanner + Company


TANNER + COMPANY
Salt Lake City, Utah
January 6, 2003